Exhibit 99.1

For Immediate Release
August 9, 2012

Heritage Financial Adjusts Dividend Record Date

Olympia, WA, August 9, 2012/PR Newswire/ — As previously announced in a press release issued on July 25, 2012, the Board of Directors of Heritage Financial Corporation (“Company”) (NASDAQ: HFWA) declared a cash dividend of $0.08 per share payable on August 24, 2012 to shareholders of record as of the close of business on August 10, 2012. As a result of our untimely notification to the NASDAQ, the Company has adjusted the record date to August 14, 2012.

About Heritage Financial

Heritage Financial Corporation is a bank holding company headquartered in Olympia, Washington. The Company operates two community banks, Heritage Bank and Central Valley Bank. Heritage Bank serves western Washington and the greater Portland, Oregon area through its twenty-seven full-service banking offices and its Online Banking Website www.HeritageBankNW.com. Central Valley Bank serves Yakima and Kittitas counties in central Washington through its six full-service banking offices and its Online Banking Website www.CVBankWA.com. The Company’s stock is traded on the Nasdaq Global Select Market under the symbol “HFWA”. Additional information about Heritage Financial Corporation is available on its Internet Website www.HF-WA.com.

Source: Heritage Financial Corporation

Contact: Brian L. Vance, Chief Executive Officer, (360) 943-1500